                                                     RULE NO. 424(b)(2)
                                                     REGISTRATION NO. 333-83019
           Prospectus Supplement to Prospectus Dated August 3, 1999.

                                  $800,000,000
[LOGO]

                              PPG Industries, Inc.

                  $300,000,000 6.75% Notes due August 15, 2004
                  $300,000,000 7.05% Notes due August 15, 2009
               $200,000,000 7.40% Debentures due August 15, 2019

                               ----------------

    PPG Industries, Inc. will pay interest on the Notes and the Debentures on February 15 and August 15 of each year. The first such payment will be made on February 15, 2000. The Notes and the Debentures will be issued only in denominations of $1,000 and integral multiples of $1,000.

    The 6.75% Notes are not redeemable. The 7.05% Notes and the Debentures are redeemable at the option of PPG on the terms specified herein.

                               ----------------

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                            Per                     Per                     Per
                         6.75% Note    Total     7.05% Note    Total     Debenture    Total
                         ---------- ------------ ---------- ------------ --------- ------------
Initial public offering
 price..................    99.620% $298,860,000    99.410% $298,230,000   99.252% $198,504,000
Underwriting discount...     0.600% $  1,800,000     0.650% $  1,950,000    0.875% $  1,750,000
Proceeds, before
 expenses, to PPG
 Industries, Inc........    99.020% $297,060,000    98.760% $296,280,000   98.377% $196,754,000

    The initial public offering prices set forth above do not include accrued interest, if any. Interest on the Notes and Debentures will accrue from August 23, 1999 and must be paid by the purchaser if the Notes or the Debentures are delivered after August 23, 1999.

                               ----------------

    The underwriters expect to deliver the Notes and the Debentures in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on August 23, 1999.

Goldman, Sachs & Co.
             Credit Suisse First Boston
                            J.P. Morgan & Co.
                                           Chase Securities Inc.

                               ----------------

                  Prospectus Supplement dated August 18, 1999.

                              PPG INDUSTRIES, INC.

    PPG Industries, Inc. was incorporated in Pennsylvania in 1883 and operates in three basic business segments: coatings, glass and chemicals. In 1998, we had earnings of $801 million on sales of $7.5 billion.

    Our business segments are highly competitive and we compete with many of the world's premier industrial companies. We believe the diversity of our product lines and the worldwide markets we serve tend to minimize the impact on total sales and earnings of changes in demand for a particular product or in a particular geographic area.

                                    Coatings

    We are among the world's leading suppliers of automotive and industrial coatings, and we are a major supplier of architectural and packaging coatings. Our coatings business includes:

  . coatings, refinishes, pretreatment chemicals, adhesives and sealants used in the automotive original equipment, repair and refurbishing industries;

  . industrial coatings used in factory finishing of consumer, industrial and construction products;

  . packaging coatings for food and beverage containers and cartons; and

  . architectural finishes used in commercial and residential remodeling, maintenance and construction.

We also supply other consumer and industrial products, technical expertise and engineering and purchasing services to automotive original equipment manufacturers and other industrial businesses.

    Our principal competitors in the coatings segment include, Akzo Nobel N.V., BASF, DuPont, ICI, Kansai Paint, Nippon Paint, RPM and Sherwin-Williams.

                                     Glass

    We are one of the world's major producers of flat glass and fabricated glass, and we are the world's second largest producer of continuous-strand fiber glass. Most of our glass products are sold directly to manufacturers and construction companies. Primary products of our glass businesses include:

  . glass for the automotive and aircraft industries, including original, replacement, ballistic resistant and fabricated aircraft transparencies;

  . flat glass, including glass for residential and commercial construction, repair and remodeling and furniture and mirrors; and

  . fiber glass reinforcement and electronic and specialty materials for the transportation, construction, electronics, recreational and industrial markets.

Our competitors in the automotive, flat and aircraft glass markets include Asahi Glass, Guardian Industries, Pilkington and Saint Gobain and in the fiber glass markets include Owens Corning and Saint Gobain.

                                   Chemicals

    We also are a major producer and marketer of chlor-alkali chemicals and we are a major supplier of specialty chemicals. Our chemicals products are sold principally to manufacturers in a wide array of businesses, including the chemical processing, rubber and plastics, paper, minerals and metals and water treatment industries.

    We are the world's third largest producer of chlorine and caustic soda. Our other primary chlor-alkali products are:

  . chlorinated solvents, chlorinated benzenes and calcium hypochlorite.

    In our specialty chemicals businesses, our business strategy has led us to become:

  . the world's leading producer of optical monomers;

  . the world's leading maker of changeable-tint lenses; and

  . the world's leading producer of amorphous precipitated silicas.

The primary products of our specialty chemicals businesses are:

  . optical products, including Transitions(R) changeable-tint plastic prescription lenses and optical monomers for plastic lenses;

  . precipitated silicas used in tire, footwear, battery separators, rubber goods and durable printed material; and

  . phosgene derivatives and other intermediates for the pharmaceutical, agricultural, fuel additives and other chemical products businesses.

Principal competitors in our chemicals business include Akzo Nobel N.V., BASF, Degussa, Dow Chemical, Occidental Petroleum, Olin, Rhodia and SNPE.

                                    Strategy

    Our strategy is to aim for profitable growth in each of our business segments through the expansion of existing operations, new product development and acquisitions. This strategy is based on our long-standing strengths, including our ability to develop new products, improve manufacturing processes, implement advances in technology and integrate acquired businesses.

    Research and development is a key component of our internal growth strategy.

  . We own and operate nine research and development facilities in the United States, Europe and Japan, and have received many industry awards for our technical achievements.

  . In 1998, 1997 and 1996, our research and development costs, including depreciation of research facilities, were $287 million, $266 million and $255 million, respectively.

  . In 1998, approximately 35% of our sales were derived from products that were five or fewer years old.

    From year end 1996 through June 30, 1999, we made 13 strategic acquisitions. Since June 30, 1999, we made two acquisitions totaling approximately $1.199 billion. See "Recent Developments" for further discussion of our more recent acquisitions.

                                   Operations

    As of June 30, 1999, we operated 82 major manufacturing facilities in 17 countries.

  . Our principal production facilities for our coatings business are concentrated in North America and Europe. North American production facilities consist of 18 plants in the United States, two in Canada and one in Mexico. Outside North America, PPG operates five plants in Italy, four plants each in Germany and Spain, two plants each in Brazil and the People's Republic of China and one plant each in Argentina, Australia, England, France, the Netherlands, Portugal and Turkey.

  . Our glass production facilities are concentrated in North America and Europe and include 15 plants in the United States, three in Canada and one each in Italy, England and the Netherlands.

  . Our chemicals production is concentrated in North America, with five plants in the United States and one each in Canada and Mexico. Outside North America, PPG operates two plants each in Taiwan and the People's Republic of China and one each in Australia, Brazil, France, Ireland and the Netherlands.

    We have over 32,000 PPG people worldwide, and we believe their performance and determination are among the greatest contributors to our success.

                        Operating Segment Financial Data

                                                     Net Sales
                                       ---------------------------------------
                                                             Six Months Ended
                                            Year Ended            June 30
                                           December 31          (unaudited)
                                       --------------------- -----------------
                                        1996   1997    1998    1998     1999
                                       ------ ------  ------ -------- --------
                                               (Dollars in millions)
Coatings.............................. $2,902 $3,059  $3,459 $  1,721 $  1,915
Glass.................................  2,704  2,673   2,527    1,393    1,143
Chemicals.............................  1,612  1,647   1,524      803      692
                                       ------ ------  ------ -------- --------
Total Net Sales....................... $7,218 $7,379  $7,510 $  3,917 $  3,750
                                       ====== ======  ====== ======== ========
                                              Operating Income (Loss)
                                       ---------------------------------------
                                                             Six Months Ended
                                            Year Ended            June 30
                                           December 31          (unaudited)
                                       --------------------- -----------------
                                        1996   1997    1998    1998     1999
                                       ------ ------  ------ -------- --------
                                               (Dollars in millions)
Coatings.............................. $  519 $  561  $  546 $    287 $    280
Glass.................................    429    286     478      217      213
Chemicals.............................    374    428     354      207       78
Corporate.............................      3     (3)     14        5       (7)
                                       ------ ------  ------ -------- --------
Total Operating Income................ $1,325 $1,272  $1,392 $    716 $    564
                                       ====== ======  ====== ======== ========

                              RECENT DEVELOPMENTS

    Since year end 1998, we have
made several strategic acquisitions,
including:

  . On July 30, 1999, we completed our acquisition of a substantial portion of the global automotive refinish and industrial coatings businesses of Imperial Chemical Industries PLC (herein referred to as our "ICI Acquisition") for approximately $677 million. These businesses had combined sales of approximately $459 million in 1998.

  . On July 30, 1999, we substantially completed our acquisition of the coatings and sealants maker PRC-DeSoto International, Inc. from Akzo Nobel N.V. (herein referred to as our "PRC Acquisition") for approximately $522 million (including cash balances acquired). PRC-DeSoto had sales of approximately $225 million in 1998.

                          FORWARD-LOOKING INFORMATION

    This Prospectus Supplement contains statements that are not exclusively statements of historical fact. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

    These statements include our statements regarding (i) the implementation of our business strategy, including our intent to expand existing operations, develop new products and seek acquisition opportunities, (ii) our ability to enhance or maintain our industry leadership positions and (iii) our ability to integrate current and future acquired businesses and assets, including the ICI Acquisition and the PRC Acquisition. These statements reflect our intentions, plans, expectations and beliefs about future events. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what we have expressed or forecasted in the forward-looking statements. Any differences could result from a variety of factors, including the factors discussed in the Prospectus attached to the back of this Prospectus Supplement.

                         SELECTED FINANCIAL INFORMATION

    The following tables contain consolidated financial information for the periods presented. The financial information below for each of the five years in the period ended December 31, 1998 has been derived from our audited financial statements and should be read in conjunction with the financial statements, including the related notes, which are included in our Annual Report on Form 10-K for each of the respective years. The selected consolidated financial information as of and for the six months ended June 30, 1998 and 1999 has been derived from our unaudited consolidated financial statements, which in the opinion of management reflect all adjustments (consisting only of normal recurring accruals) necessary to present fairly, in accordance with generally accepted accounting principles, the information contained therein. These unaudited financial statements are included in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 1998 and 1999.

                                                                   Six Months
                                     Years Ended                  Ended June 30
                                     December 31                   (unaudited)
                          --------------------------------------  --------------
                           1994    1995    1996    1997    1998    1998    1999
                          ------  ------  ------  ------  ------  ------  ------
                            (Dollars in millions, except per share data)
OPERATIONS:
Net sales...............  $6,331  $7,058  $7,218  $7,379  $7,510  $3,917  $3,750
Cost of sales...........   3,865   4,212   4,340   4,397   4,476   2,331   2,268
                          ------  ------  ------  ------  ------  ------  ------
 Gross profit...........   2,466   2,846   2,878   2,982   3,034   1,586   1,482
                          ------  ------  ------  ------  ------  ------  ------
Other expenses
 (earnings)
 Selling, general and
 administrative.........     919     977   1,004   1,068   1,133     556     593
 Depreciation...........     318     332     340     348     354     178     178
 Research and
  development...........     218     236     239     250     271     134     134
 Interest...............      86      85      96     105     110      58      55
 Business divestitures
  and realignments......      85     --      --      102      31      15      24
 Other charges..........     114     143      82      96      77      34      52
 Other earnings.........    (130)   (189)   (123)   (162)   (236)    (53)    (66)
                          ------  ------  ------  ------  ------  ------  ------
 Total other expenses--
  net...................   1,610   1,584   1,638   1,807   1,740     922     970
                          ------  ------  ------  ------  ------  ------  ------
Income before income
 taxes and minority
 interest...............     856   1,262   1,240   1,175   1,294     664     512
Income taxes............     325     480     471     435     466     256     195
Minority interest.......      16      14      25      26      27      17      10
                          ------  ------  ------  ------  ------  ------  ------
Net income..............  $  515  $  768  $  744  $  714  $  801  $  391  $  307
                          ======  ======  ======  ======  ======  ======  ======
Basic Earnings Per
 Share..................  $ 2.43  $ 3.80  $ 3.96  $ 3.97  $ 4.52  $ 2.21  $ 1.77
                          ======  ======  ======  ======  ======  ======  ======
Diluted Earnings Per
 Share..................  $ 2.42  $ 3.78  $ 3.93  $ 3.94  $ 4.48  $ 2.18  $ 1.75
                          ======  ======  ======  ======  ======  ======  ======
FINANCIAL POSITION:
Current assets..........  $2,168  $2,275  $2,296  $2,584  $2,660  $2,811  $2,779
Current liabilities.....   1,425   1,629   1,769   1,662   1,912   1,792   1,989
Working capital.........     743     646     527     922     748   1,019     790
Capital
 expenditures(/1/)......     356     454     489     829     877     285     319
Property (net)..........   2,742   2,835   2,913   2,855   2,905   2,889   2,876
Total assets............   5,894   6,194   6,441   6,868   7,387   7,224   7,513
Long-term debt..........     773     736     834   1,257   1,081   1,223   1,051
Shareholders' equity....   2,557   2,569   2,483   2,509   2,880   2,703   2,935

--------
(/1/) Includes the cost of businesses acquired.

                                USE OF PROCEEDS

    We intend to use the net proceeds from the sale of the Notes and the Debentures for general corporate purposes, including the repayment of short-term indebtedness. The precise amounts and timing of the application of the net proceeds will depend on our funding requirements.

    In the past year, we financed a portion of the cost of our acquisitions and some of our other capital expenditures with short-term debt. We intend to use the net proceeds from the sale of the Notes and the Debentures to repay some of this debt, including short-term borrowings under our commercial paper program and under our extendible commercial notes program in an aggregate principle amount of approximately $790 million bearing interest rates ranging from 5.10% to 5.20% and maturing in August, 1999. The proceeds from these short-term borrowings were used in connection with the ICI Acquisition and the PRC Acquisition.

                                 CAPITALIZATION

    The following table sets forth the capitalization of PPG at June 30, 1999, pro forma for our issuance of $1.199 billion in short-term borrowings and the cash acquired in connection with the ICI Acquisition and the PRC Acquisition and pro forma as adjusted for the issuance of the Notes and the Debentures offered hereby and the intended application of the net proceeds thereof (without deduction of expenses).

                                                           June 30, 1999
                                                      ------------------------
                                                                        Pro
                                                                Pro   forma as
                                                      Actual   forma  adjusted
                                                      ------- ------- --------
                                                       (Dollars in millions)
Cash and cash equivalents............................ $    96 $   105 $   105
                                                      ======= ======= =======
Short-term borrowings and current portion of long-
 term debt...........................................  $  711 $ 1,910 $ 1,120
                                                      ======= ======= =======
Long-term debt
 Notes and Debentures offered hereby................. $   --  $   --  $   800
 Other long-term debt................................   1,051   1,051   1,051
                                                      ------- ------- -------
   Total long-term debt..............................   1,051   1,051   1,851
                                                      ------- ------- -------
Minority interest in subsidiary companies............      91      91      91
Shareholders' equity.................................   2,935   2,935   2,935
                                                      ------- ------- -------
Total capitalization................................. $ 4,077 $ 4,077 $ 4,877
                                                      ======= ======= =======

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for PPG for the periods indicated.

                                                                         Six
                                                                        Months
                                              Year Ended December 31,   Ended
                                              ------------------------ June 30,
                                              1994 1995 1996 1997 1998   1999
                                              ---- ---- ---- ---- ---- --------
Ratio of earnings to fixed charges (/1/)..... 8.4  11.3 9.9  8.9  9.6    7.7

--------
(/1/)For the purpose of this ratio, "earnings" consist of consolidated pre-tax earnings, plus fixed charges exclusive of capitalized interest and less undistributed income of unconsolidated affiliates that we account for on the equity basis. Pre-tax earnings for the periods indicated were affected by charges from business divestitures and realignments as follows (in millions): $85, $102 and $31, for the years ended December 31, 1994, 1997 and 1998, respectively. There were no charges from business divestitures and realignments for the years ended December 31, 1995 and 1996. Pre-tax charges for business divestitures and realignments for the six months ended June 30, 1999 were $24 million. "Fixed charges" consist of interest, whether expensed or capitalized (including amortization of debt discount and debt expense), and that portion of rentals which is representative of interest.

                      DESCRIPTION OF NOTES AND DEBENTURES

    Title:

      6.75% Notes due August 15, 2004 (the "6.75% Notes")

      7.05% Notes due August 15, 2009 (the "7.05% Notes" and together with the 6.75% Notes, the "Notes")

      7.40% Debentures due August 15, 2019 (the "Debentures")

    General: The Notes and the Debentures will be issued as three series of Debt Securities under the Indenture, dated August 1, 1982 as supplemented (the "Indenture"), between PPG and Harris Trust and Savings Bank (the "Trustee"), as trustee. For a description of the rights attaching to different series of Debt Securities under the Indenture, see "Description of the Debt Securities" in the Prospectus.

    Ranking and Form: The Notes and the Debentures will be unsecured, unsubordinated obligations of PPG and will be available only in book-entry form through the facilities of The Depository Trust Company (the "Depositary"), and sales or other Debentures in book-entry form may be effected only through a participating member of the Depositary. See "Global Securities" below.

    Total principal amount being issued:

      $300,000,000 of the 6.75% Notes

      $300,000,000 of the 7.05% Notes

      $200,000,000 of the Debentures

    Due date for principal:

      For the 6.75% Notes: August 15, 2004

      For the 7.05% Notes: August 15, 2009

      For the Debentures: August 15, 2019

    Interest rate:

      For the 6.75% Notes: 6.75% per annum

      For the 7.05% Notes: 7.05% per annum

      For the Debentures: 7.40% per annum

    Date interest starts accruing:

      August 23, 1999

    Interest payment dates:

      Every February 15 and August 15

    First interest payment date:

      February 15, 2000

    Regular record dates for interest:

      February 1, for February 15; August 1, for August 15

    Global Securities: The Notes and the Debentures will be represented by one or more Global Securities registered in the name of the nominee of the Depositary, and will be available for purchase in denominations of $1,000 and any integral multiple thereof. Each Global Security will be deposited with the Depositary or its nominee or custodian.

    Non-Redemption of the 6.75% Notes: The 6.75% Notes may not be redeemed by you, or by PPG, prior to their maturity.

    Optional Redemption of the 7.05% Notes and the Debentures: The 7.05% Notes and the Debentures may be redeemed in whole or in part at any time at the option of PPG at a redemption price equal to the greater of:

      (a) 100% of the principal amount; or

      (b)the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semiannual basis, at the "Treasury Yield" (defined below) plus:

         (i)ten basis points (0.10%) in the case of the 7.05% Notes; and

         (ii)fifteen basis points (0.15%) in the case of the Debentures.

    "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semi-annual yield to maturity of the Comparable Treasury Issue (defined below), assuming a price for the Comparable Treasury

Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price on the redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes or Debentures (as the case may be) being redeemed that would be utilized in pricing new issues of corporate debt securities having comparable maturity to the Notes or Debentures being redeemed.

    "Independent Investment Banker" means Goldman, Sachs & Co. or if they are unwilling or unavailable, an independent investment banking institution of national standing appointed by the Trustee after consultation with PPG.

    "Comparable Treasury Price" means, with respect to a redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on the relevant business day, the average of the bid and asked prices for the Comparable Treasury Issue quoted in writing by the Referenced Treasury Dealers at 5:00 p.m. on the third business day preceding the redemption date.

    "Referenced Treasury Dealers" means each of Goldman, Sachs & Co. and Credit Suisse First Boston Corporation and their respective successors or substitutes for such firms made in accordance with the Indenture.

    Trading in the Depositary: Indirect holders trading their beneficial interests in the Global Securities through the Depositary must trade in the Depositary's same-day funds settlement system and pay in immediately available funds.

    Sinking Fund: There is no sinking fund.

    Defeasance: The Notes and the Debentures are subject to our ability to choose "Full Defeasance" and "Covenant Defeasance" as described in page 8 of the attached Prospectus.

    Definitive Securities: A permanent Global Security is exchangeable for definitive Notes or Debentures, as the case may be, registered in the name of any Person other than the Depositary or its nominee, only if:

      (a)the Depositary notifies PPG that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended;

      (b)PPG in its sole discretion determines that such Global Security shall be exchangeable for definitive Notes or Debentures, as the case may be, in registered form; or

      (c)any event shall have happened and be continuing that constitutes or, after notice or lapse of time, or both, would constitute an Event of Default with respect to the Notes and the Debentures.

This section summarizes the specific financial and legal terms of the Notes and the Debentures that are more generally described under "Description of the Debt Securities" beginning on page 4 of the Prospectus attached to the back of this Prospectus Supplement. If anything described in this section is inconsistent with the terms described under "Description of the Debt Securities" in the attached Prospectus, you should consider the terms here to be the ones that prevail.

                                  UNDERWRITING

    PPG Industries, Inc. and the underwriters for the offering named below have entered into an underwriting agreement and a terms agreement with respect to the Notes and Debentures. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of Notes and Debentures indicated in the following table. Goldman, Sachs & Co., Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Chase Securities Inc. are representatives of the underwriters.


                                         Principal    Principal    Principal
                                         Amount of    Amount of    Amount of
             Underwriters               6.75% Notes  7.05% Notes   Debentures
             ------------               ------------ ------------ ------------
Goldman, Sachs & Co.................... $126,000,000 $126,000,000 $ 84,000,000
Credit Suisse First Boston
 Corporation...........................   66,000,000   66,000,000   44,000,000
J.P. Morgan Securities Inc.............   63,000,000   63,000,000   42,000,000
Chase Securities Inc...................   30,000,000   30,000,000   20,000,000
Blaylock & Partners, L.P. .............    3,000,000    3,000,000    2,000,000
Ramirez & Co., Inc. ...................    3,000,000    3,000,000    2,000,000
Muriel Siebert & Co., Inc. ............    3,000,000    3,000,000    2,000,000
Utendahl Capital Partners, L.P. .......    3,000,000    3,000,000    2,000,000
The Williams Capital Group, L.P. ......    3,000,000    3,000,000    2,000,000
                                        ------------ ------------ ------------
  Total................................ $300,000,000 $300,000,000 $200,000,000
                                        ============ ============ ============

                               ----------------


    Notes and Debentures sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus Supplement. Any Notes and Debentures sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.35%, 0.40% and 0.50% of the principal amount of the 6.75% Notes, 7.05% Notes and Debentures, respectively. Any such securities dealers may resell any Notes and Debentures purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25%, 0.25% and 0.25% of the principal amount of the 6.75% Notes, 7.05% Notes and Debentures, respectively. If all the Notes and the Debentures are not sold at the initial offering prices, the underwriters may change the offering prices and the other selling terms.

    The Notes and Debentures are new issues of securities with no established trading market. PPG has been advised by the underwriters that the underwriters intend to make a market in the Notes and Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes and Debentures.

    In connection with the offering, the underwriters may purchase and sell the Notes and Debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Notes and Debentures than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes and Debentures while the offering is in progress.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes and Debentures sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Notes and Debentures. As a result, the price of the Notes and Debentures may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    PPG estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $400,000.

    PPG has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in investment banking and/or commercial banking transactions with PPG and its affiliates.

--------------------------------------------------------------------------------

                              P R O S P E C T U S
--------------------------------------------------------------------------------

                              PPG Industries, Inc.

                                 $1,300,000,000

                                Debt Securities



                                 ------------

  This prospectus contains summaries of the general terms of the debt securities. We will provide the specific terms of the debt securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the related supplement carefully before you invest.
                                 ------------



  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

  The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer is not permitted.
--------------------------------------------------------------------------------

                 The date of this Prospectus is August 3, 1999.

  You should rely only on the information contained in this prospectus, in any accompanying prospectus supplement and in material we file with the SEC. We have not authorized anyone to provide you with any different information. We are offering to sell, and seeking offers to buy, the securities described in the prospectus only where offers and sales are permitted. The information contained in this prospectus, any prospectus supplement and our filings with the SEC is accurate only as of its date, regardless of the time of delivery of this prospectus and any prospectus supplement or the time of any sale of the securities. In this prospectus, unless we specifically say otherwise, the terms PPG, we, us and our refer to PPG Industries, Inc. and not to any of its subsidiaries.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus......................................................  2
Where You Can Find More Information........................................  2
Forward-Looking Information................................................  3
About PPG..................................................................  4
Use of Proceeds............................................................  4
Ratio of Earnings to Fixed Charges.........................................  4
Description of the Debt Securities.........................................  4
Form, Exchange, Registration And Transfer..................................  11
Payment And Paying Agents..................................................  12
Plan of Distribution.......................................................  12
Experts....................................................................  13

                             ABOUT THIS PROSPECTUS

  This prospectus is part of a registration statement that we have filed with the SEC using a "shelf" registration process. Using this process, we may offer the debt securities described in this prospectus in one or more offerings with a total initial offering price of up to $1,300,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide a prospectus supplement. The prospectus supplement will describe the specific terms of that offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus and the prospectus supplement, in addition to the information contained in the documents we file with the SEC, which are referred to under the next heading.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and current reports and other information with the SEC. You may access and read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's Internet site at www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy any document we file at the SEC's public reference rooms located in Washington, D.C., New York, NY and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

  As permitted by SEC rules, the registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents' material terms. If you want a complete description of the content of the documents, you should obtain the documents yourself by following the procedures described above.

  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is an important part of this prospectus and should be read with the same care. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities we are offering:

  (1) PPG's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (which incorporates by reference portions of PPG's Proxy Statement on Schedule 14A, filed March 8, 1999);

  (2) PPG's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

  (3) PPG's Current Report on Form 8-K for the event dated June 2, 1999; and

  (4) PPG's Employee Savings Plan's Annual Report on Form 11-K for the fiscal year ended December 31, 1998.

  You may request a free copy of these filings, other than exhibits, unless the exhibits are specifically incorporated by reference into those documents, by writing or telephoning us at the following address:

  PPG Industries, Inc.
  One PPG Place
  Pittsburgh, PA 15272
  Attention: Director of Investor Relations
  (412) 434-3131
  (800) 648-8160

                          FORWARD-LOOKING INFORMATION

  This prospectus contains statements, some of which are incorporated by reference from other documents that are not exclusively statements of historical fact. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify some forward-looking statements by the use of terms such as "believes," "contemplates," "expects," "may," "will," "could," "should," "would," or "anticipates," other similar phrases, or the negatives of these terms.

  These statements, which are made on different dates, reflect our intentions, plans, expectations and beliefs about future events as of their respective dates. We base our forward-looking statements on current expectations, estimates and projections about ourselves and the markets we serve. We caution you that these statements are not guarantees of future performance and involve risks and uncertainties. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what we have expressed or forecasted in the forward-looking statements. Any differences could result from a variety of factors, including the following:

  . Fluctuations in domestic and international business cycles and in end markets for our products such as aerospace, housing, transportation and petrochemical processing;

  . Competitive pressures, including the need for technology improvement, successful new product development and introduction, continued cost reductions, and any inability to pass increased costs of raw materials to customers;

  . Economic instability, currency fluctuation and other risks of doing business outside of the U.S.;

  . Our ongoing need to attract and retain highly qualified personnel and key management;

  .  Our ability to successfully value and integrate acquisition candidates;
     and

  . Failure by us or our suppliers or customers to address successfully Year 2000 issues.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or other developments.

                                   ABOUT PPG

  Our business is concentrated in three basic segments: glass, coatings and chemicals. Our principal executive offices are located at One PPG Place, Pittsburgh, Pennsylvania 15272.

                                USE OF PROCEEDS

  We will use the net proceeds from the sale of the debt securities for our general corporate purposes, which may include making additions to our working capital, repaying indebtedness, financing acquisitions, and other purposes described in an accompanying prospectus supplement. We will provide more specific details regarding our use of the net proceeds in our prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for PPG for the periods indicated.

                                                                      Six Months
                                             Year Ended December 31,    Ended
                                             ------------------------  June 30,
                                             1994 1995 1996 1997 1998    1999
                                             ---- ---- ---- ---- ---- ----------
Ratio of earnings to fixed charges.......... 8.4  11.3 9.9  8.9  9.6     7.7

--------
For the purpose of this ratio, "earnings" consist of consolidated pre-tax earnings, plus fixed charges exclusive of capitalized interest and less undistributed income of unconsolidated affiliates that we account for on the equity basis. Pre-tax earnings for the periods indicated were affected by charges from business divestitures and realignments as follows (in millions):
$85, $102 and $31, for the years ended December 31, 1994, 1997 and 1998, respectively. There were no charges from business divestitures and realignments for the years ended December 31, 1995 and 1996. Pre-tax charges for business divestitures and realignments for the six months ended June 30, 1999 were $24 million. "Fixed charges" consist of interest, whether expensed or capitalized (including amortization of debt discount and debt expense), and that portion of rentals which is representative of interest.

                       DESCRIPTION OF THE DEBT SECURITIES

  This section summarizes general terms of the debt securities that are common to all series of our debt securities and summarizes the covenants we have made with respect to our debt securities. Most of the financial terms and other specific terms of your debt securities are described in our prospectus supplement attached to this prospectus. Those terms may vary from the terms described herein. Our prospectus supplement may also describe special federal income tax consequences of the debt securities.

  As required by federal law for all notes and debentures that are publically offered, the debt securities offered under this prospectus are governed by a document called an "indenture." The indenture is a contract between PPG and The Harris Trust and Savings Bank, as trustee, dated August 1, 1982 and supplemented from time to time. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described on page 7 under "Remedies If an Event of Default Occurs." Second, the trustee performs administrative duties for us.

  The indenture contains the full text of the matters described in this section. The indenture and the debt securities are governed by New York law. A copy of the indenture has been filed with the SEC and is an exhibit to the registration statement. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the indenture. The summary that follows includes references to section numbers of the indenture so that you can more easily locate these provisions.

  Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions used in the indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning of these terms in detail in the indenture. In the prospectus and prospectus supplement, we summarize the meaning for only the more important terms. This summary also is subject to and qualified by reference to the description of the particular terms of your debt securities in the prospectus supplement.

General

 . We may offer the debt securities from time to time in as many distinct series as we may choose. All debt securities will be direct, unsecured obligations of ours. The debt securities will have the same rank as all of our other unsecured and unsubordinated debt. The indenture does not limit the amount of debt that we may issue under the indenture, nor does the indenture limit the amount of other unsecured debt or securities that we or our subsidiaries may issue.

 . Our sources of payment for the debt securities are revenues from our operations and investments, and cash distributions from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation whatsoever to pay any amounts due on the debt securities or to make funds available to us. Our subsidiaries' ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The indenture does not restrict our subsidiaries from entering into agreements that prohibit or limit their ability to pay dividends or make other payments or advances to us.

 . To the extent that we must rely on cash from our subsidiaries to pay amounts due on the debt securities, the debt securities will be effectively subordinated to all our subsidiaries' liabilities, including their trade payables. This means that our subsidiaries may be required to pay all their creditors in full before their assets are available to us. Even if we are recognized as a creditor of our subsidiaries, our claims would be effectively subordinated to any security interests in their assets and also could be subordinated to some or all other claims on their assets and earnings.

 . Other than the restrictions on liens and sale/leaseback transactions applicable to the debt securities described below, the indenture and the debt securities do not contain any covenants or other provisions designed to protect holders of the debt securities if we participate in a highly leveraged transaction. The indenture and the debt securities also do not contain provisions that give holders of the debt securities the right to require us to repurchase their debt securities if our credit ratings decline due to a takeover, recapitalization or similar restructuring or otherwise.

You should look in the prospectus supplement for the following terms of the debt securities being offered:

  .  The title of the debt securities;

  .  The total principal amount of such debt securities;

  .  The price at which such debt securities will be issued;

  . The date or dates on which such debt securities will mature and the right, if any, to extend such date or dates;

  . The annual rate or rates, if any, at which such debt securities will bear interest;

  . The date or dates from which the interest will accrue, the interest payment dates on which the interest will be payable or the manner of determination of the interest payment dates and the record dates for the determination of holders to whom interest is payable;

  .  Any redemption, repayment or sinking fund provision;

  . The form of debt securities, including whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

  . If the amount of payments of principal of, premium, if any, or interest on the debt securities may be determined by reference to an index, the manner in which that amount will be determined;

  . Any additional restrictive covenants included for the benefit of holders of the debt securities;

  .  Any additional events of default with respect to the debt securities;
     and

  . Any other terms of the debt securities that will not conflict with the applicable indenture, including any changes or additions to the events of default or covenants described in this prospectus, and any terms which may be required by or advisable under applicable laws or regulations. (Sections 201, 301, 305 and 1002)

  Debt securities bearing no interest or interest at a rate that is below the prevailing market rate may be sold at a discount below their stated principal amount. Special federal income tax and other special considerations applicable to any discounted debt securities, or to debt securities issued at face value which are treated as having been issued at a discount for federal income tax purposes, will be described in the applicable prospectus supplement.

Restrictive Covenants

  We have agreed to three principal restrictions on our activities for the benefit only of holders of the debt securities. The restrictive covenants summarized below will apply to each series of debt securities as long as any of those debt securities are outstanding, unless waived, amended or the prospectus supplement states otherwise.

  Restrictions on Liens. Some of our property may be subject to a mortgage or other legal mechanism that gives some of our lenders preferential rights in that property over other general creditors, including the direct holders of the senior debt securities, if we fail to pay them back. We agree in the indenture for the debt securities that, with certain exceptions described below, we will not, and we will not permit any of our Restricted Subsidiaries to, become obligated on any new debt that is secured by a lien on any of our or our Restricted Subsidiaries' property, unless we or our Restricted Subsidiary grant an equal or higher-ranking lien on the same property to the direct holders of the debt securities and to the holders of any of our other debt that ranks equally with the debt securities. (Section 1004)

  The term "Restricted Subsidiary" means any subsidiary of PPG other than foreign subsidiaries, subsidiaries in the territories or possessions of the United States, or leasing, real estate investment or financing subsidiaries, unless PPG's board of directors designates one of these types of subsidiaries as a Restricted Subsidiary.

  We do not need to comply with this restriction if the amount of all of our debt that would be secured by liens on our property and the aggregate value of sale and leaseback transactions involving our property, is not more than 5% of the "shareholders' interest," meaning the aggregate of capital and surplus, less treasury stock of PPG and its Restricted Subsidiaries at the end of our latest fiscal year.

When we calculate the limits imposed by this restriction, we can disregard the following types of liens:

  . Liens on the property of any of our subsidiaries, if those liens existed at the time the corporation becomes our subsidiary;

  . Liens on property that existed at the time we acquired the property, including property we may acquire through a merger or similar transaction, or that we grant in order to purchase the property (sometimes called "purchase money mortgages");

  . Liens on property to finance the cost of exploration, development or improvement of that property;

  .  Intercompany liens in favor of us or our wholly-owned subsidiaries;

  . Liens in favor of federal or state governmental bodies or any other country or political subdivision of another country, that we may grant in order to assure our payments to such bodies that we owe by law or because of a contract we entered into;

  .  Liens that extend, renew or replace any of the liens described above;
     and

  . Liens that arise in the ordinary course of business and that relate to amounts that are not yet due or that we are contesting in good faith.

We are permitted to have as much unsecured debt as we may choose.

  Restrictions on Sales and Leasebacks. We agree that we will not and will not permit our Restricted Subsidiaries to enter into any sale and leaseback transaction involving our property or the property of our Restricted Subsidiaries, unless we comply with this restrictive covenant. A "sale and leaseback transaction" generally is an arrangement between an operating company and a bank, insurance company or other lender or investor where the operating company leases a property which was or will be sold by the operating company to that lender or investor, other than a lease for a period of three years or less. (Section 1005)

We can comply with this restrictive covenant in one of two ways:

  . If, at the time of the transaction, we could grant a lien on the property to be leased in an amount equal to the value of the sale and leaseback transaction without being required to grant an equal or higher-ranking lien to the direct holders of the debt securities as described under "Restrictions on Liens" on page 6; or

  . If the proceeds of the sale of the property are at least equal to its fair market value and we apply an amount equal to the proceeds either to purchase property or to retire debt securities, or any other debt that has a maturity of more than one year.

  Restriction on Asset Transfers. Neither PPG nor its Restricted Subsidiaries may transfer any assets constituting a major manufacturing or research property, plant or facility to any unrestricted subsidiary of PPG. (Section
1005)

Events of Default

  You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection. (Section 501) The term "Event of Default" means any of the following:

  . We do not pay interest on a debt security within 30 days of its due date;

  . We do not pay the principal of or premium on a debt security on its due date;

  .  We do not pay any sinking fund installment on its due date;

  . We remain in breach of any other term of the indenture for 60 days after we receive a notice of default stating we are in breach;

  . We have more than $10,000,000 in principal amount of our debt that becomes accelerated as a result of a default and the default is not cured within 10 days after we receive written notice;

  . We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or

  . Any other Event of Default described in the prospectus supplement occurs.

  Remedies If an Event of Default Occurs. If an Event of Default has occurred and continues, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of the affected series to be due and immediately payable. This is called a "declaration of acceleration of maturity." Under some circumstances, a declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of that series. (Section 502)

  Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. (Section 601)

  If reasonable protection from expenses and liabilities is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in some circumstances. (Section 512)

  "Street Name" and other indirect holders who are described on page 9 should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

  We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (Section
1009)

Mergers and Similar Events

  We are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets. However, we may not take any of these actions unless the following conditions are met (Section
801):

  . If we merge out of existence or sell our assets, the other company must be a corporation organized under the laws of a state or the District of Columbia or under federal law and it must agree to be legally responsible for the debt securities; and

  . The merger, sale of assets or other transaction must not cause a default on the debt securities. For purposes of this no default test, a default would include an Event of Default that has occurred and not been cured, and would also include any event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

Defeasance

  The following discussion of full defeasance and covenant defeasance will be applicable to a series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (Section 1301)

  Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

  . We must deposit in trust for the benefit of all direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

  . There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back the debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.)

  . We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304)

  . If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

  Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

  . We must deposit in trust for the benefit of all direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

  . We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

  If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities, among other, would no longer apply:

  . Our obligations described under the caption "Restrictive Covenants" of debt securities and described in the prospectus supplement; and

  . The Events of Default relating to breach of covenants and acceleration of the maturity of other debt, described on page 7 under "Event of Default".

  If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304)

Modification and Waiver

  There are three types of changes we can make to the indenture and the debt securities.

  Changes Requiring Approval of All Holders. First, there are changes that cannot be made to your debt securities without the approval of every holder affected by the proposed change. A list of those types of changes follows:

  .  Change the due date of the principal or interest on a debt security;

  .  Reduce any amounts due on a debt security;

  .  Change the currency or place of payment on a debt security;

  .  Impair your right to sue for payment;

  . Reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture; and

  . Reduce the percentage of holders of debt securities whose consent is needed to waive compliance with some provisions of the indentures or to waive some defaults. (Section 902)

  Changes Requiring Approval of Less Than All Holders. The second type of change to the indentures and the debt securities is the kind that requires the approval of less than all holders of the affected series. This category includes changes that require approval of holders owning either 66 2/3% or, in some cases, a majority of the outstanding principal amount of the affected series.

  Most changes to the indenture and debt securities cannot be made without a 66 2/3% vote. The same 66 2/3% vote is required to waive compliance with all or part of the restrictive covenants described beginning on page 6. (Section 1010)

  A majority vote is required to waive any default under the indenture, other than a default that results from the breach of a covenant or other provision that cannot be amended without the consent of all the holders of the affected series. (Section 513)

  Changes Not Requiring Approval of Holders. The third type of change does not require any vote by holders of debt securities. This type of change is limited to clarifications and other changes that would not adversely affect holders of the debt securities.

  With respect to any vote of holders of debt securities, we will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture.

  "Street Name" and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

"Street Name" and Other Indirect Holders

  Investors who hold securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in "Street Name." Instead, we would recognize only the bank or broker, or the financial institution that the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in "Street Name," you should check with your own institution to find out:

  .  How it handles payments and notices;

  .  Whether it imposes fees or charges;

  .  How it would handle voting if applicable;

  . Whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

  . If applicable, how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

  Our obligations, as well as the obligations of the trustees under the indenture and those of any third parties employed by us or the trustees, run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in "Street Name" or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a "Street Name" customer but does not do so.

Global Securities

  What is a Global Security? A global security is a special type of indirectly held debt security as described above under " "Street Name' and Other Indirect Holders." If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only hold the debt securities in "Street Name". We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the "depositary." Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities and, if so, describes the specific terms of the arrangement with the depositary.

  Special Investor Considerations for Global Securities. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

An investor should be aware that if debt securities are issued only in the form of global securities:

  . The investor cannot get debt securities registered in his or her own name;

  . The investor cannot receive physical certificates for his or her interest in the debt securities;

  . The investor will be a "Street Name" holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as described under " "Street Name' and Other Indirect Holders" on page 9;

  . The investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates; and

  . The depositary's policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

  Special Situations When The Global Security Will be Terminated. In a few special situations, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in "Street Name" will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name, so that they will be direct holders. The rights of "Street Name" investors and direct holders in the debt securities have been previously described in subsections entitled " "Street Name' and Other Indirect Holders" and "Direct Holders" on pages 9 and 10.

The special situations for termination of a global security are:

  . When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and we do not appoint a successor depositary;

  . When an Event of Default on the debt securities has occurred and has not been cured; and

  .  At any time if we decide to terminate a global security.

  The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, only the depositary is responsible for deciding the names of the institutions that will be the initial direct holders.

                   FORM, EXCHANGE, REGISTRATION AND TRANSFER

  We will issue the debt securities in registered form, without interest coupons, and, unless we inform you otherwise in the prospectus supplement, only in denominations of $1,000 and multiples of $1,000. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

  Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

  We have appointed the trustee under the indenture as security registrar for the debt securities issued under the indenture. If the prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

  In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the notice, except the unredeemed portion of any debt security being redeemed in part.

                           PAYMENT AND PAYING AGENTS

Unless we inform you otherwise in the prospectus supplement:

  . Payments on the debt securities will be made in U.S. dollars by check mailed to the holder's registered address or, with respect to global securities, by wire transfer;

  . We will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment; and

  . The trustee under the indenture will be designated as our paying agent for payments on debt securities issued under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

  Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remain unclaimed for two years after the date when the payment was due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.
                              PLAN OF DISTRIBUTION

  We may sell the debt securities (a) through underwriters or dealers, (b) directly to purchasers or (c) through agents. The prospectus supplement will include the following information, if applicable:

  .  The terms of the offering;

  .  The names of any underwriters or dealers;

  .  The names of any agents;

  .  The purchase price of the debt securities from us;

  .  The net proceeds to us from the sale of the debt securities;

  .  Any delayed delivery contracts;

  . Any underwriting discounts and other items constituting underwriters' compensation;

  .  The initial public offering price; and

  .  Any discounts or concessions allowed or reallowed or paid to dealers.

Sale Through Underwriters or Dealers

  If we use underwriters in the sale, the underwriters will acquire the debt securities for their own account. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer debt securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the underwriters will be obligated to purchase all the offered debt securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers.

  During and after an offering through underwriters, the underwriters may purchase and sell the debt securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered debt securities sold for their account may be reclaimed by the syndicate if such offered debt securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered debt securities, and may cause the open market price to be higher than the price that might otherwise prevail. If commenced, these activities may be discontinued at any time.

  If we use dealers in the sale of debt securities, we will sell the debt securities to them as principals. They may then resell those debt securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

  We may sell the debt securities directly. In this case, no underwriters or agents would be involved. We may also sell the debt securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered debt securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Delayed Delivery Contracts

  If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from institutions to purchase debt securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of these contracts.

Indemnification

  We may have agreements with the agents, dealers or underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make.


                                    EXPERTS

  The consolidated financial statements and the related financial statement schedule as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this prospectus by reference from PPG's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are also incorporated in this prospectus by reference, and have been incorporated in reliance upon the reports of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes and the Debentures offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
PPG Industries, Inc........................................................  S-2
Recent Developments........................................................  S-4
Forward-Looking Information................................................  S-4
Selected Financial Information.............................................  S-5
Use of Proceeds............................................................  S-6
Capitalization.............................................................  S-6
Ratio of Earnings to Fixed Charges.........................................  S-6
Description of Notes and Debentures........................................  S-7
Underwriting...............................................................  S-9

                                  Prospectus

About this Prospectus......................................................   2
Where You Can Find More Information........................................   2
Forward-Looking Information................................................   3
About PPG..................................................................   4
Use of Proceeds............................................................   4
Ratio of Earnings to Fixed Charges.........................................   4
Description of the Debt Securities.........................................   4
Form, Exchange, Registration and Transfer..................................  11
Payment and Paying Agents..................................................  12
Plan of Distribution.......................................................  12
Experts....................................................................  13

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                                 $800,000,000

                             PPG Industries, Inc.

                 $300,000,000 6.75% Notes due August 15, 2004

                 $300,000,000 7.05% Notes due August 15, 2009

               $200,000,000 7.40% Debentures due August 15, 2019

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                             PROSPECTUS SUPPLEMENT

                                  -----------

                             Goldman, Sachs & Co.
                          Credit Suisse First Boston
                               J.P. Morgan & Co.
                             Chase Securities Inc.

                      Representatives of the Underwriters

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